Exhibit 10.3

Capital Increase Agreement

For

Hengyang Valin MPM Steel Tube Co., Ltd.

Among

Hunan Valin Steel Tube & Wire Co., Ltd.

And

Hengyang Valin Steel Tube Co., Ltd.

And

Star China Ltd.

And

Hengyang Valin MPM Steel Tube Co., Ltd.

AUGUST 15, 2006

CAPITAL INCREASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made in Changsha City, Hunan Province, China (as defined below) on this 15th day of August 2006 by and among the following Parties:

Hunan Valin Steel Tube & Wire Co., Ltd. (hereinafter referred to as “Valin TW”), a legally established and lawfully existing joint stock company of China, with its legal address at Valin Plaza, No. 111 Second Section of Fu Rong Zhong Lu, Changsha, Hunan, China, and Mr. Li Xiao Wei as its legal representative;

Hengyang Valin Steel Tube Co. Ltd. (hereinafter referred to as “Valin ST”), a legally established and lawfully existing limited liability company of China, with its legal address at No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China, and Mr. Zhao Jianhui as its legal representative;

Star China Ltd. (hereinafter referred to as “Star China”), a legally established and lawfully existing corporation under the Laws of Cayman Islands, with its legal address at: c/o Lone Star Technologies, Inc., 15660 N. Dallas Pkwy., Ste. 500, Dallas, TX 75248, United States of America, and Mr. Rhys Best as its representative; and

Hengyang Valin MPM Steel Tube Co. Ltd. (hereinafter referred to as “Valin MPM”), a legally established and lawfully existing limited liability company of China, with its legal address at No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China, and Mr. Zhao Jianhui as its legal representative.

Valin TW and Valin ST are hereinafter collectively referred to as the “Chinese Parties”, and individually as a “Chinese Party”.  Valin TW shall be jointly and severally liable for the performance or fulfilment of any and all of the obligations of Valin ST and Valin MPM under this Agreement, whereas each of Valin ST and Valin MPM shall only be liable for the performance or fulfilment of its own obligations under this Agreement.

WHEREAS,

1.                         Valin MPM is a limited liability company duly organized and validly existing under PRC Law.  As at the date of this Agreement, the registered capital of Valin MPM (rounded down to the nearest RMB1,000) is RMB973,725,000, of which 68.52% was contributed by Valin TW and 31.48% was contributed by Valin ST.

2.                         On December 27, 2005, Hengyang Steel Tube Co. Ltd., a limited liability company organized under PRC Law (hereinafter referred to as “Hengyang Steel Tube”), merged by absorption into Valin MPM (the “Merger”), and ownership of all of Hengyang Steel

                                  Tube’s assets immediately prior to the Merger was assumed by Valin MPM upon such Merger.

3.                         Star China has agreed to contribute to Valin MPM, on and subject to the terms and conditions of this Agreement, and to convert Valin MPM into a Sino-foreign enterprise, such that upon the establishment of the JV Company, Star China will hold 40% of the equity interest in the JV Company.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.                                       DEFINITIONS

1.1                                 In this Agreement, the following expressions shall have the following meanings:

“Affiliate” means any Person which is directly or indirectly controlled by, under common control with or controlling a Party, and its officers, directors, managers, and employees.  The terms “controlled”, “control” or “controlling” shall mean the holding of more than fifty percent (50%) equity interests or of the power to appoint the majority of directors.

“Articles of Association” mean the Articles of Association of the JV Company, dated on or about the date hereof, as the same may be revised, supplemented or restated from time to time in accordance with its terms.

“Base Date of Valuation” means December 31, 2005.

“Billet Supply Agreement” means the agreement entered into on August 15, 2006 between Valin MPM and Valin ST pursuant to which Valin MPM will supply steel billets to Valin ST, as the same may be revised, supplemented or restated from time to time in accordance with its terms.

“Business Day” means any day on which the banking institutions in Dallas, Texas USA and those in Hengyang, PRC are generally open for business to the public.

“Business License” means the business licence of the JV Company issued by the Registration Authority, as the same may be amended from time to time.

“Capital Increase” means the aggregate amount of registered capital to be contributed to the JV Company by Star China in accordance with the terms of this Agreement and the approval documents from the Examination and Approval Authorities, which will convert Valin MPM into a Sino-foreign joint venture enterprise and will result in Star China holding 40% of the equity interest in the JV Company.

“Capital Increase Registration Date” means the date on which the Business License reflecting the Capital Increase is issued.

“China” or “PRC” means the People’s Republic of China, for purpose of this Agreement only excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Confidential Information” shall mean technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, no matter whether it is designated as “Confidential” by the Parties or their Affiliates, or provided by the Parties or their Affiliates in connection with the JV Company and any matters related thereto, or the implementation of and/or the conduct of the business contemplated by this Agreement and the other contracts contemplated herein.  Confidential Information, however, shall not include (i) information which is now or hereafter becomes part of the public domain through no fault of the receiving Party, (ii) information that the receiving Party can demonstrate was already in its possession at the time of receipt from a disclosing Party, and (iii) information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party from a Person directly or indirectly under an obligation of secrecy to the original providing Party.

“Effective Date” means the date this Agreement takes effect, i.e. the date on which the Examination and Approval Authorities issue their approval for the transaction contemplated under this Agreement.

“Examination and Approval Authorities” means the Ministry of Commerce of China or its authorized local governmental authorities.

“Event of Force Majeure” means any objective event which is beyond the control of the Parties, and which is unforeseen, unavoidable and unconquerable, and which prevents any of the Parties from performing all or a material part of its obligations.  Such event includes any natural disaster, strike, riot, war and act of terrorism.

“Financial Statements” means the financial statements of Valin MPM or the JV Company (as the case may be) and its subsidiaries on a consolidated basis audited by the Auditors (as defined in the JV Contracts) as of and for the year ended on the Base Date of Valuation and as of and for the period ended on the Funding Valuation Date.

“Funding Date” means a Business Day no later than fifteen (15) Business Days after the issuance of a business license to the JV Company, on which Star China pays the amount of the Capital Increase to the JV Company in accordance with the terms of this Agreement.

“Funding Valuation Date” means (a) in the case where the Effective Date occurs on or prior to the 15th day of a calendar month, the last day of the preceding calendar month, and (b) in the case where the Effective Date occurs after the 15th day of a calendar month, the last day of the same calendar month.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether national, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HYST Group” means Hunan Hengyang Steel Tube (Group) Co., Ltd., a state-owned enterprise group company established and existing under the PRC laws with its registered address at No. 10 Dali New Village, Zhengxiang District, Hengyang, Hunan, China.

“Intellectual Property Rights” mean patents, trade marks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software and databases), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in China.

“JV Company” means a Sino-foreign equity joint venture to be formed by the conversion of Valin MPM from a domestic enterprise pursuant to the terms of this Agreement and the JV Contract, to be named Hengyang Valin MPM Steel Tube Co., Ltd. or otherwise as the Parties may agree.

“JV Contract” means the joint venture contract in relation to the establishment of the JV Company to be signed by the Chinese Parties and Star China on or about the date of this Agreement, as the same may be revised, supplemented or restated from time to time in accordance with its terms.

“Knowledge” is deemed to include knowledge, information and belief which a Party would have if the Party had made all reasonable enquiries and, without limitation, includes the knowledge, information and belief of its directors, officers and employees.

“Law” or “Laws” means any national, state, provincial or local law, statute, rule, regulation or ordinance of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” or, collectively, “Liabilities” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or as a result of Law, statute or regulation, or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, pledge, collateral, deed of trust, lease, option, mortgage, right of first refusal, or transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Order” means any order, administrative decision, administrative penalty, injunction, judgment, or ruling of a Governmental Body, or arbitration award.

“Parties” means the Chinese Parties, Star China and Valin MPM.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PRC GAAP” means generally accepted accounting principles promulgated by Ministry of Finance, in the PRC, applied on a consistent basis throughout the periods presented.

“PRC Law” mean the laws, regulations and enactments promulgated by various levels of Chinese legislatures, judicial and administrative authorities that are available to the public.

“Registration Authority” means the State Administration for Industry and Commerce or its local counterpart.

“Renminbi” or “RMB” means legal currency in China.

“Sale, Marketing and Supply Agreement” means the sale, marketing and supply agreement entered or to be entered into by and between the JV Company, the trading company described in Section 8.21 of the JV Contract,

Lone Star Technologies Inc. and Valin TW in respect of the sale, marketing and supply of Tubular Products (as defined therein) in the Territory (as defined therein), as the same may be revised, supplemented or restated from time to time in accordance with its terms.

“Senior Management Personnel” shall mean the General Manager, Deputy General Managers, Chief Financial Officer and Chief Operating Officer of the Valin MPM.

“Taxing Authority” means any Governmental Body responsible for the administration of any tax.

“Technology Cross License Agreement” means the agreement to be entered into between the JV Company and Lone Star Technologies for the license by Lone Star Technologies or such Affiliate(s) of certain technology and know-how to the JV Company, which may be revised, supplemented and restated in accordance with its terms.

“Trademark License Agreement” means the agreement to be entered into between the JV Company and Lone Star Steel Company for the license by Lone Star Steel Company or such Affiliate(s) of certain trademarks to the JV Company, which may be revised, supplemented and restated in accordance with its terms.

“Trading Company Shareholder Agreement” means the shareholder agreement between Star China and VTW in respect of the establishment of the trading company as described in Section 8.21 under the JV Contract.

“Transaction Documents” means this Agreement, the JV Contract, Sales, Marketing and Supply Agreement, Technology Cross License Agreement, Trademark License Agreement, Billet Supply Agreement, Trading Company Shareholder Agreement and Valin ST Sales, Marketing and Supply Agreement.

“US Dollars” or “US$” means legal currency in the United States of America.

“Valin ST Sales, Marketing and Supply Agreement” means the sales, marketing and supply agreement of the date of or about the date of this Agreement by and between Valin ST, the trading company described in Section 8.21 of the JV Contract, Lone Star Technologies Inc. and Valin TW in respect of the sale, marketing and supply of Tubular Products (as defined therein) in the Territory (as defined therein), as the same may be revised, supplemented or restated from time to time in accordance with its terms.

“Working Personnel” shall mean all employees and staff of the JV Company other than Senior Management Personnel and members of the Board, and including employees and/or staff who are legally employed by an affiliate of the JV Company but who are principally engaged in the business of the JV Company.

1.2                                 For purposes of this Agreement, the following terms have the meanings set forth in the Articles indicated:

Term	Article
“Agreement”	Recitals
“Base Rate”	2.1(b)
“Chinese Parties”	Recitals
“Chinese Party”	Recitals
“Chinese Parties Indemnified Parties”	14.3
“Claim Period”	14.1
“Dispute”	18.2
“Hengyang Steel Tube”	Recitals
“ICC Rules”	18.2
“Star China”	Recitals
“Star China Indemnified Parties”	14.2
“Loss”	14.2
“Losses”	14.2
“Material Contracts”	4.2(o)
“Merger”	Recitals
“MPM Real Property Leases”	4.2(k)
“Policies”	6.1(u)
“Related Persons”	4.2(s)
“Terminating Party”	15.1
“Valin MPM”	Recitals
“Valin ST”	Recitals
“Valin TW”	Recitals

1.3                                 In this Agreement, the headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.                                       CAPITAL INCREASE

2.1                                 Principles

(a)                                  Star China shall make payment of the Capital Increase to the JV Company in US Dollars in cash (or other freely convertible foreign currency acceptable to the Chinese Parties).

(b)                                 If the middle rate of US$/RMB exchange rate as at the Funding Date fluctuates by ten percent (10%) or less of the US$/RMB middle rate as of the date of this Agreement, each published by the People’s Bank of China (the “Base Rate”),the amount of Star China’s capital contribution set forth in Section 2.2 shall be adjusted in accordance with the formula set forth in Section 2.3.

(c)                                  Notwithstanding the provisions of paragraph (b) above, if the US$ depreciates against the RMB by more than ten percent (10%) of the Base Rate, Star China shall have the right, in its sole discretion, to terminate this Agreement, and if the US$ appreciates against the RMB by more than ten percent (10%) of the Base Rate, the Chinese Parties shall have the right, in their sole discretion, to terminate this Agreement.

2.2                                 Capital Contribution

Subject to the adjustments to be made pursuant to Articles 2.3, it is estimated that the amount of capital contribution to be made by Star China shall be RMB1,058,888,000 (equivalent to US$132,480,232.21 based on the Base Rate of USD1=RMB7.9928, of which RMB 649,150,000  shall comprise registered capital and RMB409,738,000  shall comprise capital surplus.

2.3                                 Adjustment Caused by Fluctuation of Exchange Rate

Subject to the maximum amount of the Capital Increase set forth in Article 2.2, if on the Funding Date:

(a)                                  the US$ appreciates against the RMB by ten percent (10%) or less of the Base Rate, the amount of the Capital Increase to be paid by Star China to the JV Company on the Funding Date shall be adjusted as follows:

Amount of Capital Increase as of the date of this Agreement	x	(1	-	Half of the percentage increase in the Base Rate)

(b)                                 the US$ depreciates against the RMB by ten percent (10%) or less of the Base Rate, the amount of the Capital Increase to be paid by Star China to the JV Company on the Funding Date shall be adjusted as follows:

Amount of Capital Increase as of the date of this Agreement	x	(1	+	Half of the percentage decrease in the Base Rate)

2.4           Payment

(a)                                 Subject to fulfilment or waiver (where permissible) of the conditions set forth in Article 11 and the other provisions hereof, on the Funding Date, Star China shall pay the amount of the Capital Increase set forth in Article 2.2 (as adjusted pursuant to Article 2.3) by wire transfer of immediately available funds to a bank account or accounts specified by Valin MPM, provided that such wiring instructions shall have been provided to Star China not less than three (3) Business Days prior to such payment.

(b)                                Within five (5) Business Days after the payment provided in Article 2.4(a) is effected, the JV Company shall complete the relevant Capital Increase asset verification procedure.  The capital verification report prepared by a registered accountant in China shall be conclusive evidence of the performance of all Parties’ contribution obligations under this Agreement.

(c)                                 Subject to the terms and conditions hereof, Star China shall pay an amount equivalent to the Capital Increase in one lump sum.

(d)                                Subject to the terms and conditions of this Agreement, Valin TW shall cause an irrevocable Letter of Credit (“LC”) to be issued on the date of the issuance of the capital verification report referred to under Article 2.4(b) hereof for the benefit of Star China in an amount equal to 10% of the Star China’s Capital Increase to guarantee the performance or fulfilment of any and all obligations of Valin TW, Valin ST and Valin MPM under the Transaction Documents. The LC shall be denominated in US Dollars and issued by the Bank of China(Hong Kong) or another international bank of similar stature. The LC shall have a term of two (2) complete Audit Cycles of the JV from the date hereof. The LC guaranteed amount shall not be reduced during such term. Star China shall only draw down on the LC for the portion of the damages resulting from the breach by the Chinese Parties or Valin MPM under the Transaction Documents. “Two (2) complete Audit Cycles” hereof means a term from the Funding Date until the end of that year and the full fiscal year thereafter.

3.                                       AGREEMENT SIGNING AND APPLICATIONS FOR APPROVAL AND REGISTRATION

3.1                                 On or prior to the date hereof, every Party to this Agreement shall provide the other Parties with evidence which proves that it has obtained the necessary internal approvals and authorization to execute this Agreement.  An appendix setting forth the necessary internal approvals for each party is set forth on Appendix 3.1.

3.2                                 Immediately after the signing of  this Agreement, the JV Contract and the Articles of Association, the Parties shall submit this Agreement to the Examination and Approval Authorities for approval. After receiving the approval by the Examination and Approval Authorities, the Parties shall immediately apply to the Registration Authority for registration.

3.3                                 As of the Capital Increase Registration Date, Valin MPM will be converted to a Sino-foreign equity joint venture enterprise and Star China shall hold 40% of the equity interests in the JV Company.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1                                 Each of the Chinese Parties and Valin MPM hereby represents and warrants to Star China as of the date hereof and the Funding Date as follows:

(a)                                  The Chinese Parties are companies duly organized and validly existing under PRC Law.

(b)                                 As of the Funding Date, the Chinese Parties will have obtained all necessary internal and governmental approvals or authorizations for the transaction contemplated under this Agreement and have full legal right, power and authority to enter into this Agreement and to perform their obligations hereunder.  However, this Agreement shall become effective only upon the satisfaction of the conditions set forth in Article 11.1.

(c)                                  This Agreement constitutes a legal, valid and binding obligation for the Chinese Parties. The execution and delivery and performance of this Agreement by the Chinese Parties, the consummation of the transactions contemplated by this Agreement and the fulfilment by the Chinese Parties of the terms, conditions and provisions hereof will not breach any obligations of the Chinese Parties under any applicable Laws, rules, regulations or legal interpretations; any judgment, order, writ, injunction, pronouncement or judicial interpretations of any court, agency or department; the articles of association and the provisions of any agreement, arrangement or understanding to which the Chinese Parties are party to the same or by which any of them are bound.

(d)                                 Each of the individuals who are to execute this Agreement on behalf the Chinese Parties have obtained the necessary authorization for the execution of such document.

4.2                                 Each of the Chinese Parties and Valin MPM further represents and warrants to Star China as of the date hereof and the Funding Date as follows:

(a)                                  The capitalization of Valin MPM, as described in Recital 1 of this Agreement, is true and correct in all respects.  The equity interests in Valin MPM owned by the Chinese Parties are validly issued, fully paid and non-assessable and are free and clear of any and all Liens, including any claims by any third party, including any Governmental Body, voting proxy arrangement or voting right trust arrangement.

(b)                                Valin MPM is a duly incorporated limited liability company and validly existing under PRC Law and has obtained all the necessary approval, licenses and permits necessary to conduct its authorized business.

(c)                                 The Merger and the merger of Hengyang Steel Billet Co Ltd and Hengyang Special Steel Co Ltd into Hengyang Steel Tube have been completed in accordance with applicable PRC Law and Valin MPM has assumed ownership of all of Hengyang Steel Tube’s assets immediately prior to the Merger as described in Recital 2 of this Agreement.

(d)                                 Valin MPM has complied with applicable PRC Law and product standards of China whether in the design and manufacturing of its products or otherwise.  Valin MPM has all of the necessary manufacturing permits for all of the products manufactured by Valin MPM that are subject to manufacturing permit requirements.

(e)                                  Valin MPM has no subsidiaries and does not own any equity interests in another Person.

(f)                                    Each of the Financial Statements is complete and correct in all material respects and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Valin MPM as at the dates and for the periods indicated therein.  All books, records and accounts of Valin MPM are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  Valin MPM maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(g)                                 There are no agreements or understandings that give any person other than Star China and its designee the right to acquire an interest in the JV Company or Valin MPM.  There are no agreements or understandings that require the JV Company or Valin MPM to repurchase the equity interests of any equity holder.

(h)                                 Valin MPM does not have any Liabilities other than those (i) specifically reflected on and fully reserved against in accordance with PRC GAAP in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Base Date of Valuation or (iii) that are immaterial to Valin MPM.

(i)                                     Except as expressly contemplated by this Agreement, since the Base Date of Valuation (x) Valin MPM has conducted its business only in the ordinary course of business consistent with past practice and (y) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material impact on Valin MPM.  Without limiting the generality of the foregoing, since the Base Date of Valuation:

(i)                       except as set forth on Appendix 4.2(i)(i), there has not been any damage, destruction or loss except for normal wear and tear, whether or not covered by insurance, with respect to the property and assets of Valin MPM having a replacement cost of more than US$2,000,000 for any single loss or US$2,000,000 for all such losses;
(ii)                    except as set forth on Appendix 4.2(i)(ii), there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity interests of Valin MPM;

(iii)                 except as set forth on Appendix 4.2(i)(iii), Valin MPM has not reached any agreement with any national, provincial or local tax authorities to change its tax position or the general tax treatment;
(iv)                except as set forth on Appendix 4.2(i)(iv), Valin MPM has not entered into any transaction or contract the value of which exceeds the amount equivalent to US$500,000 other than in the ordinary course of business consistent with past practice, and Valin MPM has not entered into any agreement or understandings granting any person the direct or indirect right to distribute or market Valin MPM products;
(v)                   except as set forth on Appendix 4.2(i)(v), Valin MPM has not failed to pay and discharge due current liabilities except where such amount has been reflected in the Financial Statements or Valin MPM has disputed in good faith by appropriate proceedings and such disputed amounts are properly reserved in the Financial Statements;
(vi)                except as set forth on Appendix 4.2(i)(vi), Valin MPM has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Chinese Party or any director, officer, partner, stockholder or affiliate of any Chinese Party outside the ordinary course of business consistent with past practice;
(vii)             except as set forth on Appendix 4.2(i)(vii), Valin MPM has not mortgaged, pledged or subjected to any Lien on any of its assets;
(viii)          except as set forth on Appendix 4.2(i)(viii), Valin MPM has not discharged any Lien on any of the other’s assets, except in the ordinary course of business consistent with past practice;
(ix)                  except as set forth on Appendix 4.2(i)(ix), Valin MPM has not cancelled or compromised any debt or claim or amended, cancelled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business and which, in the aggregate, would not be material to Valin MPM;
(x)                     except as set forth on Appendix 4.2(i)(x), Valin MPM has not made or committed to make any capital expenditures or capital additions or betterments in excess of US$1,000,000 individually or US$5,000,000 in the aggregate;
(xi)                  except as set forth on Appendix 4.2(i)(xi), Valin MPM has not issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any indebtedness outside the ordinary course of business consistent with past practice;
(xii)               except as set forth on Appendix 4.2(i)(xii), Valin MPM has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights held by Valin MPM except in the ordinary course of business consistent with past practice; and
(xiii)            except as set forth on Appendix 4.2(i)(xiii), Valin MPM has not instituted or settled any Legal Proceeding resulting in a payment.

(j)                                     All tax returns required to be filed by or on behalf of Valin MPM have been duly and timely filed with the relevant Taxing Authority, and (i) all such tax returns are true, complete and correct in all material respects; (ii) all taxes payable by or on behalf of Valin MPM have been fully and timely paid or have been fully disclosed or reserved against in accordance with PRC Law; and (iii) all taxable events on which taxes not yet due and payable prior to the date hereof or the Funding Date, as applicable, are properly recorded in the Financial Statements and in the books and records of Valin MPM.

(k)                                  All real property and interests in real property leased or contracted for (including, without limitation, land use rights) by Valin MPM are included in the list attached as Appendix 4.2(k) (the “MPM Real Property Leases”).  Valin MPM, has a valid, binding and enforceable leasehold interest under each of the leases under which it is a lessee, free and clear of all Liens.  Each of the MPM Real Property Leases is in full force and effect.  Save as disclosed in Appendix 4.2(k), Valin MPM is not in default under any MPM Real Property Lease and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default or the ability of any third party to make any claims against Valin MPM. Valin MPM has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Valin MPM under any of the MPM Real Property Leases and, to the Knowledge of Valin MPM and the Chinese Parties, no other party is in default thereof, and no party to any MPM Real Property Lease has exercised any termination rights with respect thereto.

(l)                                     An effective land use rights certificate has been issued with respect to the land described on Appendix 4.2(l), which is occupied and used by Valin MPM and, therefore, there will be no risk of right claim or damage claim against Valin MPM in relation to the land use right in question. A valid construction permit in connection with the Valin MPM office building located at Zhengxiang District, Dali New Village No. 18 has been issued to Valin MPM and therefore, there will be no risk of administrative penalisation or administrative proceedings against Valin MPM in relation to the construction permit of this building.

(m)                               Except as otherwise disclosed in Appendix 4.2(m), Valin MPM has good and marketable title to all of the items of tangible personal property used in the business of Valin MPM (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Liens.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of Valin MPM are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(n)                                 Appendix 4.2(n) sets forth an accurate and complete list of all Intellectual Property Rights owned or used by Valin MPM.  Valin MPM is the sole and exclusive owner of, or has valid and continuing rights to use, sell or license, as the case may be, all Intellectual Property Rights used, sold or licensed by Valin MPM in its business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others save for the restrictions under the applicable Law and the obligations provided in the relevant Intellectual Property Rights licensing agreements.

(o)                                 Appendix 4.2(o) sets forth, by reference to the applicable sub-article of this Article 4.2(o), all of the following effective contracts, whether written or oral, or understandings, to which Valin MPM is a party or by which Valin MPM or its assets or properties are bound (collectively, the “Material Contracts”):

(i)                       contracts with any Chinese Party or any current or former officer, director, stockholder or Affiliate of Valin MPM or any Chinese Party;
(ii)                    contracts with any labor union or association representing any employee of Valin MPM;
(iii)                 contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;
(iv)                contracts containing covenants of Valin MPM not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with Valin MPM in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;
(v)                   contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Valin MPM of any operating business or material assets or the equity of any other Person;
(vi)                contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the assets of Valin MPM, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, conditional sale or title retention agreements, or outstanding contracts of surety or indemnification, direct or indirect, by Valin MPM;
(vii)             purchase contracts giving rise to Liabilities of Valin MPM other than in the ordinary course of business in excess of the equivalent of US$500,000;
(viii)          all contracts providing for payments by or to Valin MPM, other than in the ordinary course of business, in excess of the equivalent of US$500,000 in any fiscal year or the equivalent of US$500,000 in the aggregate during the term thereof;
(ix)                  all contracts obligating Valin MPM to provide or obtain products or services for a period of one year or more or requiring Valin MPM to purchase or sell a stated portion of its requirements or outputs;
(x)                     contracts under which Valin MPM has made advances or loans to any other Person;
(xi)                  contracts providing for severance, retention, change in control or other similar payments;
(xii)               contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of the equivalent of US$500,000;
(xiii)            material management contracts and outsourcing contracts with independent contractors or consultants (or similar arrangements) that are not cancellable without penalty or further payment and without more than 30 days notice;
(xiv)           contracts (or group of related contracts) which fall outside the ordinary course of business and involve the expenditure of more than the equivalent of US$500,000 annually or the equivalent of US$500,000 in the aggregate or require performance by any party more than six months from the date hereof; and
(xv)              contracts that are otherwise material to Valin MPM.

Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Valin MPM and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Appendix 4.2(o), continue in full force and effect without penalty or other adverse consequence.  Valin MPM is not in default under any Material Contract, nor, to the Knowledge of Valin MPM or the Chinese Parties, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Valin MPM or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any  Material Contract.  Valin MPM has delivered to Star China true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(p)                                 Attached as Appendix 4.2(p) is a list of all material benefits that the JV Company will be required to provide to its employees on an ongoing basis in accordance with contracts entered into with such employees or in accordance with applicable PRC Law.

(q)                                 Except as set forth in Appendix 4.2(q), there is no Legal Proceeding pending or, to the Knowledge of Valin MPM, threatened against Valin MPM (or to the Knowledge of Valin MPM or the Chinese Parties, pending or threatened, against any of the officers, directors or employees of Valin MPM with respect to their business activities on behalf of Valin MPM), or to which Valin MPM is otherwise a party before any Governmental Body; nor to the Knowledge of Valin MPM nor the Chinese Parties is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Appendix 4.2(q), Valin MPM is not subject to any effective Order to which it is a party that has not been fully performed, nor is it in breach or violation of such

                                                Order.  Except as set forth on Appendix 4.2(q), Valin MPM is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of Valin MPM or the Chinese Parties, threatened against Valin MPM or to which Valin MPM is otherwise a party relating to this Agreement or the transactions contemplated hereby.

(r)                                    Valin MPM has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of PRC Law and insurance related provisions of agreements requiring insurance policies to be taken out to which Valin MPM is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of Valin MPM (compared to another PRC enterprise in the same industry following prudent operational practice).

(s)                                  The inventories of Valin MPM are in good and marketable condition and are usable and saleable in the ordinary course of business.  The inventories of Valin MPM set forth in the Financial Statements were properly stated therein in accordance with PRC GAAP.  Adequate reserves have been reflected in the Financial Statements for obsolete, damaged, unqualified, excess, slow-moving or otherwise unusable inventory in accordance with PRC GAAP.  The inventories of Valin MPM constitute sufficient quantities for the normal operation of business in accordance with past practice.

(t)                                    All accounts and notes receivable of Valin MPM have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of Valin MPM reflected in the Financial Statements are good and collectible at the aggregate recorded amounts thereof, or doubtful account reserves have been fully made in accordance with PRC GAAP.  Except as set forth in Appendix 4.2(t), all accounts and notes receivable arising after the Base Date of Valuation are good and collectible at the aggregate recorded amounts thereof, or doubtful account reserves have been fully made in accordance with PRC GAAP.  None of the accounts or the notes receivable of Valin MPM (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase arrangement.  All accounts payable of Valin MPM reflected in the Financial Statements or arising after the Base Date of Valuation are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable in accordance with PRC GAAP.

(u)                                 Except as set forth in Appendix 4.2(o), no director or senior management personnel or equity holder of Valin MPM, its directors or senior management personnel, any member of his, her or their immediate family or any of their respective affiliates (“Related Persons”) (i) owes any amount to Valin MPM nor does Valin MPM owe any amount to, or has Valin MPM committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Valin MPM (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Valin MPM, (iv) has any claim or cause of action against Valin MPM or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Valin MPM.

(v)                                 No events have occurred and no circumstances exist which may prevent or interfere with the full compliance of Valin MPM with PRC Law on environmental protection, whether national, local or provincial, or which may give rise to any legal liability on the part of Valin MPM based on non-compliance with PRC Law on environmental protection or any requirements of the government environmental protection agencies, whether national, local or provincial.

(w)                               Immediately prior to the Merger, Hengyang Steel Tube does not have any Liabilities other than those (i) specifically reflected on and fully reserved against in accordance with PRC GAAP in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Base Date of Valuation or (iii) that are immaterial to Hengyang Steel Tube.

(x)                                   Valin MPM has, in relation to each of its current and former Working Personnel and Senior Management Personnel, fully complied in all material respects with all applicable PRC Law, whether national, local or provincial and employment contracts concerning their employment, termination, wages and benefits.

(y)                                 The Intellectual Property Rights which are owned or otherwise used by Valin MPM are duly registered with the relevant authorities by Valin MPM or properly licensed to Valin MPM in accordance with the applicable Law.

                                                Except as set forth on Appendix 4.2 (y), the operations of Valin MPM do not infringe any Intellectual Property Rights of any third party.  No claim has been made or threatened by any third party which alleges any such infringement, or which otherwise disputes the right of Valin MPM to use any Intellectual Property Rights relating to its business.

(z)                                   Valin MPM does not have any outstanding Liabilities including indebtedness and guarantees, other than: (i) those specifically disclosed in the Financial Statements as of the Base Date of Valuation, as indicated in Appendix 4.2(z); and (ii) Liabilities incurred in the ordinary course of business consistent with Valin MPM’s past practices, since January 1, 2006.

(aa)                            Valin MPM has not entered into any contracts, whether written or oral, for the sale of its products, directly or indirectly, in North America (Canada, the United States of America and Mexico, which includes any offshore drilling within the territorial waters of such countries) except as disclosed in Appendix 4.2(aa) as attached herein.

(bb)                          Valin MPM has not entered into any written or oral agreements or understandings with third parties relating to the direct or indirect marketing or distribution of Valin MPM’s products, except as set forth on Appendix 4.2(bb).

(cc)                            Immediately prior to the Merger, Hengyang Steel Tube had complied in all material aspects with all applicable PRC Law in respect product design and manufacturing, tax and labor management and had performed the obligations under the relevant contracts.

(dd)                          Immediately prior to the Merger, Hengyang Steel Tube has not entered into any contracts, whether written or oral, for the sale of its products directly or indirectly in North America (Canada, the United States of America and Mexico, which includes any offshore drilling within the territorial waters of such countries) except as disclosed in Appendix 4.2 (dd) as attached hereto.

(ee)                            Immediately prior to the Merger, Hengyang Steel Tube has not entered into any written or oral agreements or understandings with third parties relating to the direct or indirect marketing or distribution of Hengyang Steel Tube products, except as set forth on Appendix 4.2(ee).

(ff)                                No representation or warranty of Valin MPM or the Chinese Parties contained in this Agreement and no written statement made by or on behalf of Valin MPM or a Chinese Party to Star China or any of its Affiliates pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts which Valin MPM or the Chinese Parties have not disclosed to Star China in writing which could, individually or in the aggregate, reasonably be expected to have a material impact on Valin MPM.

4.3                                 Star China represents and warrants to Valin MPM and the Chinese Parties as of the date hereof and the Funding Date as follows:

(a)                                  It is a legally established and lawfully existing corporation under the Laws of the Cayman Islands.

(b)                                 It has obtained all necessary internal and external governmental approvals or authorizations, and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(c)                                  It will make payment of the Capital Increase in accordance with Article 2 of this Agreement.

(d)                                 To the extent reasonable and not unduly onerous to Star China , it will handle or assist the Chinese Parties and the JV Company in handling those procedures, including but without limitation those which are set forth on Appendix 4.4(d), that are necessary to effect the Capital Increase under PRC Law.

(e)                                  This Agreement constitutes a legal, valid and binding obligation for it. The execution and delivery and performance of this Agreement by it, the consummation of the transactions contemplated by this Agreement and the fulfilment by it of the terms, conditions and provisions hereof will not: contravene or violate or result in the breach of (i) any obligations of it or of any applicable Laws, (ii) any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or department, or (iii) the charter and the provisions of any material agreement, arrangement or understanding to which it is a party to the same or by which it is bound.

(f)                                    Each of the individuals who are to execute this Agreement on behalf of it has obtained the necessary authorization for the execution of such document.

(g)                                 It has prepared sufficient capital or made adequate financial arrangement for the completion of this transaction, and such arrangements are sufficient for fulfilling its contribution obligations under this Agreement in accordance with the terms and conditions of this Agreement.

5.                                       RESPONSIBILITIES OF THE PARTIES

5.1                                 Responsibilities of the Parties in relation to the examination and approval of the Capital Increase:

Unless otherwise stipulated in this Agreement, for completion of the Capital Increase under this Agreement and for the conversion of Valin MPM into a Sino-foreign joint venture enterprise, the Chinese Parties and Star China shall work closely to obtain all necessary governmental approvals.  The Chinese Parties shall take the lead and Star China or its relevant Affiliates shall provide all the reasonable and necessary assistance to the Chinese Parties in obtaining all necessary approvals. The Chinese Parties and Star China shall provide with each other the true and complete copies of all correspondence between any of them and any of the Governmental Authorities in connection therewith, other than correspondence containing governmental secrets and commercial secrets of the of the relevant Parties; provided, that the subjects of such correspondence shall be promptly disclosed in writing to the other Parties.

5.2                                 Responsibilities of Star China

Unless otherwise stipulated in this Agreement, for the completion of this Agreement and the Capital Increase hereunder and for the establishment of the JV Company, Star China shall:

(a)                                  Procure all authorizations, approvals and consents from Governmental Bodies having jurisdiction over Star China, or any third party (including without limitation Star China’s own creditor or group of creditors), that are requisite to the completion of the Capital Increase under this Agreement, in accordance with the Laws applicable to Star China as well as the contracts, its charter and material agreements binding upon it;

(b)                                 In accordance with the terms of this Agreement together with other relevant documents, make payment of the Capital Increase amount to the JV Company in full as contemplated by Article 2; and

(c)                                  According to the requirements of the operations of the JV Company (if any), assist Valin MPM to purchase machinery, equipment and other materials outside China upon favourable terms and conditions; provided that Star China shall not be required to provide any financial assistance or support to Valin MPM in order to fulfil this covenant.

5.3           Miscellaneous

(a)                                  Where any of the Examination and Approval Authorities requires the Parties to this Agreement to make any amendment to this Agreement, the Parties shall forthwith consult in good faith and determine the amendment proposals corresponding to the requirements of the Examination and Approval Authorities and submit the revised version of this Agreement to such Examination and Approval Authorities by the Chinese Parties within ten (10) days after the execution of the revised version of this Agreement; provided, that any Party may terminate this Agreement without any liability to any other Party hereto if it determines, in its reasonable judgment, that any required change is not acceptable.

(b)                                 For realization of the purpose of this Agreement and the transactions contemplated hereby, the Parties to this Agreement shall use their commercially reasonable endeavours to procure all necessary approvals from the Examination and Approval Authorities. In the process of obtaining such approvals, any Party shall provide positive and bona fide assistance to the reasonable requirement by other Parties; provided that such assistance shall not include the incurrence of more than de minimis cost by any Party.

6.                                       PRE-COMPLETION CONDUCT

6.1                                 Between the execution of this Agreement and the Funding Date, unless otherwise consented to in writing by Star China or expressly permitted or required under this Agreement, each of the Chinese Parties and Valin MPM shall ensure that Valin MPM will:

(a)                                  not create, allot, issue, acquire, repay or redeem any share or capital or agree, arrange or undertake to do any of those things or acquire, or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other Person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(b)                                 operate its business in the usual way so as to maintain its business as a going concern;

(c)                                  not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings except in the usual course of its business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its business;

(d)                                 not make, or agree to make, capital expenditures exceeding in total the equivalent of US$5,000,000 or incur, or agree to incur, a commitment or commitments involving capital expenditures exceeding in total the equivalent of US$5,000,000, except as disclosed in Appendix 6.1(d) as attached hereto;

(e)                                  not declare, pay or make a dividend or distribution;

(f)                                    not pass any shareholders’ resolution other than those necessary for approving the transaction contemplated under this Agreement or other Transaction Documents;

(g)                                 not create, or agree to create or amend, any Liens over any asset;

(h)                                 continue, without amendment, each of the insurance policies in respect of which Valin MPM has an interest (the “Policies”) and not do, or omit to do, anything which might:

(i)                                     make any of the Policies void or voidable; or
(ii)                                  entitle any of the insurers under any of the Policies to refuse indemnity in relation to particular claims in whole or in part;
I.                                         result in an increase in the premium payable under any of the Policies; or
II.                                     prejudice the ability to effect insurance, on the same or better terms, in the future;
provided, that this shall not prevent the notification to insurers of claims in circumstances which might give rise to claims under any of the Policies in accordance with the terms of the relevant policies;

(i)                                     not enter into a long-term, onerous, unusual or material agreement, arrangement or obligation in each case, involving consideration, expenditure or liabilities in excess of the equivalent of US$5,000,000 other than in the ordinary course of business;

(j)                                     not amend or terminate a material agreement, arrangement or obligation to which it is a party or terminate any contract or commitment which is not capable of being terminated without compensation or which is not in the ordinary course of business or which involves or may involve total annual expenditure of the equivalent of US$5,000,000;

(k)                                  not amend the terms and conditions of employment or engagement of a director, other officer or employee (except in the usual course of its business)

                                                or employ, engage or terminate the employment or engagement of, a person (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or employee (or any of their dependants), except for the engagement of one of the Four Accounting Firms (as defined in the JV Contracts) as the Auditors (as defined in the JV Contracts) of Valin MPM;

(l)                                     not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except pursuant to facilities disclosed in Appendix 6.1(l) where the amount borrowed or indebtedness does not exceed the amount available to be drawn by Valin MPM under those facilities);

(m)                               not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation;

(n)                                 conduct its business in all material respects in accordance with the requirements of all applicable PRC Laws and the governmental authorities in charge;

(o)                                 not enter into an agreement, arrangement or obligation (whether legally enforceable or not) in which Valin MPM, a director or former director of the Valin MPM or a person connected with any of them is interested; and

(p)                                 maintain sufficient funds for its normal business operation.

6.2                                 Each of the Chinese Parties and Valin MPM shall notify Star China immediately if it becomes aware of a fact or circumstance which constitutes or which would or might constitute a breach of its obligations under this Agreement or which would or might cause a representation or warranty given by any of them to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at the Funding Date.

7.                                       ARRANGEMENT FOR EMPLOYEES OF VALIN MPM

On or prior to the Establishment Date, the JV Company will enter into employment agreements in the form as set forth in Schedule 2 of the JV Contract with the existing Working Personnel of Valin MPM who are necessary to operate the steel production assets.  The Term of the employment agreement shall comply with the applicable PRC Law and shall be at least of three (3) years.  The welfare treatment of the Working Personnel shall be no less favourite than that was set out in the Schedule 10 of the JV Contract.  The JV Company will acknowledge the former length of service of such Working Personnel with HYST Group and the JV Company will offer the Working Personnel employment benefits based on the aggregate of the former length of service with  HYST Group and the new length of service with the JV Company of such Working Personnel. During the operation of the JV Company going forward, issues regarding the labor contract or the employment relationship with the above Working Personnel shall be settled in accordance with the then applicable PRC Law.  However, (i) any compensation, if any, payable to Working Personnel of Valin MPM due to the termination of labor contract with such Working Personnel as a result of the capital contribution to the JV Company by Star China or the conversion of Valin MPM into the JV Company and (ii) any liabilities arising from the employees’ employment by HYST Group, Valin MPM, the JV Company or their respective Affiliates which have not been reflected in the financial statements as of the Base Date of Evaluation (as defined in the Capital Increase Agreement) or otherwise disclosed in writing by the Chinese Parties to Star China before the Funding Date, shall be borne by the Chinese Parties only.  The occurrence of any claim in relation to the aforesaid responsibilities of the Chinese Parties shall not constitute breach of the representations, warranties or undertakings of the Chinese Parties under this Agreement, provided, however, that the Chinese Parties shall perform their obligations in a timely manner in the event that it is obliged to make relevant payments.

8.                                       TAX OF VALIN MPM

On or before the Capital Increase Registration Date, Valin MPM shall pay all unpaid taxes including enterprise income tax (including personal income tax payable on behalf of its Working Personnel), business tax, value added tax, real estate taxes, custom duties, stamp duty, and any other taxes or similar government levies, together with related penalties and interest, which taxes are due and payable by Valin MPM prior to the Capital Increase Registration Date in accordance with the applicable tax Laws, regulations and rules of China, or shall make full disclosure or reserve in accordance with PRC Law with respect to such taxes in its Financial Statements.  After the Capital Increase Registration Date, the Chinese Parties shall be responsible for all tax actually paid or payable by the JV Company in connection with taxable matters occurring before the Capital Increase Registration Date which have not been expressly disclosed or reserved in its Financial Statements.  Provided that the Chinese Parties fulfil their obligations under this Article 8, the occurrence of such tax-related issues shall not be regarded as the Chinese Parties having committed a breach of their warranties or covenants or obligations hereof.

9.                                       ASSETS AND DEBTS OF VALIN MPM

9.1                                 Unless otherwise agreed to in this Agreement, the assets and debts of Valin MPM before the Capital Increase Registration Date shall be vested in the JV Company.

9.2                                 If any Liabilities of Valin MPM that were not disclosed in the Financial Statements, individually or in the aggregate, result in a reduction in the net assets of the JV Company, Valin TW shall indemnify the JV Company in the full amount of such reduction in net assets, or indemnify Star China, at Star China’s option, for difference in the amount of the Capital Increase  had such liabilities been disclosed in those Financial Statements.

10.                                 NO SHOP

From the date of this Agreement until the Funding Date or the earlier termination of this Agreement prior to the Funding Date, the Chinese Parties shall not, and the Chinese Parties shall cause each Affiliate and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion, or engage in any discussions or negotiations, with any party (other than Star China or its Affiliates) concerning any business transaction involving the sale of Valin MPM or JV Company, the equity interests, or any subsidiary or the sale of all or substantially all of the assets of Valin MPM or JV Company or any of the subsidiaries (other than assets sold in the ordinary course of business).

11.                                 CONDITIONS PRECEDENT

11.1                           Upon the following conditions, this Agreement shall be legally valid:

(a)                                  approvals to this Agreement by Provincial Commission of State-owned Assets Supervision and Administration in Hunan;

(b)                                 approval to this Agreement by National Development and Reform Commission;

(c)                                  approval to this Agreement, the JV Contract and the Articles of Association by the Examination and Approval Authority; and

(d)                                 other governmental approvals (including any Governmental Body anti-trust review and approval, if  required) as required by Law.

11.2                           Star China’s obligation to pay the Capital Increase to the JV Company is conditional upon the following:

(a)                                  all necessary corporate approvals (including without limitation, shareholders and board resolution) of the Chinese Parties and Valin MPM and governmental and regulatory approvals for the Capital Increase and the establishment of the JV Company having been obtained and not revoked;

(b)                                 the execution of the Transaction Documents by the parties thereto;

(c)                                  all the representations and warranties of the Chinese Parties and/or Valin MPM under this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Funding Date as though made at and as of the Funding Date, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(d)                                 there is no material breach of any of the terms of the Transaction Documents by the parties thereto (other than Star China ) and no Event of Force Majeure has occurred under the terms hereof or thereof;

(e)                                  confirmation that all of the consents to the Merger and the transactions contemplated hereunder or under the Transaction Documents required by loan agreements listed in Appendix 11.2(e) have been obtained;

(f)                                    the termination of the Management Service Agreement dated January 1, 2006 between Valin ST and Valin MPM;

(g)                                 the Chinese Parties and Valin MPM shall have performed and complied in all material respects with all obligations and agreements required in this Agreement and other Transaction Documents to which it is a party from the date hereof to the Funding Date to be performed or complied with by them on or prior to the Funding Date;

(h)                                 No Material Adverse Change has occurred. “Material Adverse Change”  means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to (i) the historical, short-term or long-term business, assets, properties, results of operations, condition (financial or otherwise) or prospects of Valin MPM or the JV Company, (ii) the consummation by the parties hereto of the transactions contemplated by this Agreement or other Transaction Documents, (iii) regulatory or political conditions in the PRC or any outbreak of hostilities, terrorist activities or war or (iv) the ability of the any of the Chinese Parties or Valin MPM to consummate the transactions contemplated by this Agreement or other

                                                Transaction Documents or perform their obligations under this Agreement or other Transaction Documents;

(i)                                     The employees as identified in Appendix 11.2(i) shall have entered into Employment Contracts in the form with the JV Company prior to the Funding Date;

12.                                 PERFECTION OF THE ERP SYSTEM

12.1                           The Chinese Parties undertake that:

(a)                                  within ninety (90) days after the Funding Date, the JV Company shall obtain required license to cure the current IP infringement relating to the ERP System currently in use in order that the JV Company could use the ERP System with proper rights or authorisation; or

(b)                                 within ninety (90) days after the Funding Date, the JV Company will implement a new ERP system with similar features of the current ERP System with proper rights or authorisation to replace the current ERP System.

12.2                           As for any claims against the JV Company raised by third parties in relation to the IP infringement occurred before the completion of any of the abovementioned corrective measures the Chinese Parties shall be fully responsible for such claims.

13.                                 ADJUSTMENT TO DIVIDENDS PAYABLE TO VALIN MPM’S SHAREHOLDERS

The Parties hereto agree to adjust the dividends payable to Valin MPM’s shareholders for the period from the date hereof until the Funding Date in the manner as set for in Appendix 13.

14.                                 LIABILITIES FOR BREACH OF THIS AGREEMENT

14.1                           The Parties shall be responsible to the other Parties for their representations, warranties and covenants which are proven to be untrue, inaccurate or misleading through and including the second anniversary of the Funding Date (“Claim Period”); provided, however, that the Claim Period in relation to the representations and warranties (i) of Valin MPM and the Chinese Parties set forth in Articles 4.1(a), (b), (c) and (d), and 4.2(a), (b), (c), (g), (v) and (y) shall survive the Funding Date indefinitely, (ii) the Claim Period of the representations and warranties of Valin MPM and the Chinese Parties set forth in Articles 4.2(i), (j), (t), (w), (x) shall lapse upon the expiration of the applicable statue of limitations with respect to the particular matter that is the subject matter thereof.

14.2                           Subject to Article 14.1 hereof, each of Valin TW (in respect of itself and Valin ST) and Valin ST (in respect of itself) hereby agrees to indemnify and hold Star China and its respective directors, officers, employees, affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Star China Indemnified Parties”) harmless from and against, and pay to the applicable Star China Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value or prospects, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(a)                                  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Valin MPM or the Chinese Parties in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Funding Date; and

(b)                                 based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Valin MPM or any of the Chinese Parties under this Agreement.

14.3                           Subject to Article 14.1 hereof, Star China hereby agrees to indemnify and hold the Chinese Parties and their directors, management personnel, employees, affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Chinese Parties Indemnified Parties”) harmless from and against, and pay to the applicable Chinese Parties Indemnified Parties the amount of, any and all Losses:

(a)                                  based upon, attributable to or resulting from the failure of any of the representations or warranties made by Star China in this Agreement to be true and correct in all respects at the date hereof and as of the Funding Date; and

(b)                                 based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Star China under this Agreement.

14.4                           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Funding Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

14.5                           With regard to the increased capital to be contributed by Star China to Valin MPM pursuant and subject to the terms and conditions of this Agreement, if Star China fails to complete the Capital Increase within the time period as provided in Article 2.7 hereof, such failure will be regarded as a breach of this Agreement.  In addition to completing the capital contribution as soon as possible, Star China shall pay a liquidated damage to the Chinese Parties for the overdue amount.  The daily liquidated damage shall be two (2) times of the amount of the interest calculated on the basis of the applicable loan interest rate for the shortest term loan published by the People’s Bank of China and such liquidated damage shall be accrued to the date of full payment of the Capital Increase.

14.6                           A claim for indemnification for any matter may be asserted by notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying Party shall not preclude the indemnified Party from any indemnification which it may claim in accordance with this Article 14.

14.7                           At the election of Star China, in its sole judgement, all sums due and owing to Star China in connection with the indemnification obligations of Valin MPM and the Chinese Parties shall be paid (a) to the JV Company in full satisfaction of such sums due and owing to Star China or (b) to Star China, in either US Dollars or RMB, at the discretion of Star China.

14.8                           The indemnifying Parties shall be required to pay all sums due and owing to the Parties to be indemnified in connection with the former’s indemnification obligations under this Agreement within 90 days of receipt of notice by the indemnifying Parties of any sums due and owing.

14.9                           Any dispute under this Article 14 shall be resolved pursuant to the arbitration provisions of Article 18.

14.10                     Any indemnification obligations of the indemnifying Parties under Article 14 hereof shall not be discharged; provided, however, that the indemnified Parties have given indemnification notice to the indemnifying Party of the basis of the claim in reasonable detail within the applicableClaim Period as provided in Article 14.5.

15.                                 TERMINATION

15.1                           If any of the following events occur, then a Party (the “Terminating Party”) may by written notice to the other Party or Parties and to the JV Company terminate this Agreement prior to the Funding Date:

(a)                                  by Star China if it becomes aware of any fact, event, circumstance or series of facts, events, or circumstances that, individually or collectively, would render any of the representations and warranties given by Valin MPM or the Chinese Parties to be materially untrue or misleading;

(b)                                 by Star China if Valin MPM, the JV Company or the Chinese Parties are in material breach of any other obligation under this Agreement, the JV Contract, the Sale, Marketing and Supply Agreements or the Technology Cross License Agreement, other than a breach of the Sales, Marketing and Supply Agreements or Technology Cross Licensing Agreement by the JV Company which is caused by Star China or its Affiliates;

(c)                                  by any of Valin MPM or the Chinese Parties if it becomes aware of any fact, event, circumstance or series of facts, events, or circumstances that, individually or collectively, would render any of the representations and warranties given by Star China to be materially untrue or misleading;

(d)                                 by any of Valin MPM or the Chinese Parties if Star China is in material breach of any other obligation under this Agreement, the JV Contract, the Sale, Marketing and Supply Agreements or the Technology Cross License Agreement, other than a breach of such agreements which is caused by the Chinese Parties or their Affiliates;

(e)                                  by Star China if the amount of the Capital Increase taking into account the adjustments set forth in Article 2 exceeds the amount set forth in Section 2 and the Chinese Parties or the Examination and Approval Authorities require Star China to make contribution exceeding such amount;

(f)                                    by Star China if the Effective Date has not occurred by June 30, 2007 caused by a reason (such as government non-approval) other than the fault of Star China;

(g)                                 by Star China if the Examination and Approval Authorities require its equity interests in the JV Company to be reduced to below 40% or impose any conditions on Star China or the JV Company which Star China determines, in its sole discretion, are onerous and would result in either Star China’s investment in the JV Company being significantly impaired or could result in

                                                Star China and/or Lone Star Technologies being unable to fulfil requirements of applicable law; or

(h)                                 by Star China or the Chinese Parties if they elect to exercise their termination rights under Article 2.1(c).

and such circumstance or breach where capable of remedy has not been remedied within thirty (30) days after receipt of notice of the breach from the Terminating Party.

15.2                           Such termination shall not affect any rights to compensation which a Party may otherwise have as a result of any breach by any other Party of this Agreement.

16.                                 COSTS AND TAXES

16.1                           Each Party shall be responsible for the payment of its own fees and expenses incurred in connection with this Agreement; provided, however, that the fees and expenses of all investment bankers, counsel, consultants or other advisors engaged by Valin ST and Valin MPM in connection with the transactions contemplated by this Letter shall be borne by the JV Company, as applicable.

16.2                           Each Party shall pay all taxes and levies payable by it for transactions contemplated under this Agreement.

17.                                 CONFIDENTIALITY

17.1                           Each Party shall keep secret and not disclose to any third party any Confidential Information of a technical, financial and commercial nature that has been or will be made available to it by any other Party in the course of the preparation and negotiations of this Agreement except with the prior written consent of such Party.

17.2                           Star China shall keep secret and not disclose to any third party (other than its outside professional advisers) any Confidential Information concerning the Chinese Parties and their respective associated companies that has been or will be made available in the course of its due diligence investigations except with the prior written consent of the Chinese Parties.  Star China warrants that its confidentiality obligations under this Agreement shall be applicable to its engaged external consultants and it shall bear joint and several liability for the breach of its confidentiality obligations by such external consultants.

17.3                           The above prohibitions shall cease to apply in the event that the Confidential Information comes into the public domain (other than through any unauthorized disclosure by a Party) or disclosure of the Confidential Information is required by Law or by any court or arbitral tribunal, including, in the case of Star China , pursuant to rules and regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission and, in the case of Valin TW, pursuant to rules and regulations of the China Securities Regulatory Commission and the Shenzhen Stock Exchange.  If disclosure of such information is required by Law or by any court or arbitral tribunal, the Party so required to disclose the Confidential Information shall promptly inform the other Parties before taking any actions to make any disclosures.

17.4                           Before the obtaining of the approval replies with respect to the Capital Increase issued by the Examination and Approval Authorities, each Party shall not disclose the existence of this Agreement and its contents without the other Parties’ prior written consent except as permitted pursuant to Article 17.3.

18.                                 GOVERNING LAW AND DISPUTE SETTLEMENT

18.1                           This Agreement and all the other contracts, agreements and documents for completing the Capital Increase and the manner and procedures of converting Valin MPM into the JV Company shall be governed by and interpreted in accordance with PRC Law.

18.2                           The Parties shall make every effort to settle amicably any and all disputes, controversies and conflicts arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein (including any questions regarding its existence, validity or termination) (a “Dispute”).  Disputes or claims, if any, which cannot be settled amicably between the Parties, within thirty (30) days after written notice of such Dispute has been given by one party to the other party, shall be referred to the International Court of Arbitration of the International Chamber of Commerce and finally resolved by arbitration in Hong Kong under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) for the time being in force.  The ICC Rules shall be deemed to be incorporated by reference into this Article within this Agreement.  The Tribunal shall consist of one (1) arbitrator who shall be appointed by the Chairman of the International Chamber of Commerce.  Such arbitrator shall not be a citizen of the United States of America or China. The costs of the arbitration, including administrative and arbitrator’s fees, shall be borne by the Parties according to the arbitration award.  Each Party shall bear the costs of its own attorney’s fees and expert witness fees.

18.3                           The arbitration proceedings shall be in both English and Chinese and all pleadings and written evidence shall be in English and Chinese.  The decision of the arbitrator shall be final, binding and enforceable upon the Parties and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In the event that the failure of a party to this Agreement to comply with the decision of the arbitrator requires the other party to apply to any court for enforcement of such award, the non-complying Party shall be liable to the other for all cost of such litigation including attorney’s fees.  The Parties may apply to any court of competent jurisdiction in accordance with this Article 19.3 for temporary or permanent injunctive relief, without breach of this Article 19.3 or abridgement of the powers of the arbitrator.  Neither Party shall be entitled to commence or maintain any action in any court of Law upon any matter in dispute until such matter shall have been submitted to, and finally determined under, the dispute resolution and arbitration procedures in this Article 18.3, and then only for the enforcement of any arbitral award.  Process may be served on any Party in the manner set forth in this Agreement by such other method authorized by applicable Law or court rule.

18.4                           During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

19.                                 NOTICES

19.1                           Unless otherwise provided in this Agreement, notices or other communications required to be given by any Party pursuant to this Agreement may be delivered personally, by a recognized courier service, sent by facsimile transmission or sent by e-mail transmission to the addresses, facsimile numbers or e-mail addresses of the other Parties set forth below or to such other address, facsimile number or e-mail address as a Party may have specified by notice given to the other Parties pursuant to this provision.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)                                  Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)                                 Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)                                  Notices given by air courier shall be deemed effectively given on the third (3) date of delivery (as indicated by the airway bill).

(d)                                 Notices given by facsimile or e-mail transmission shall be deemed effectively given on the first (1st) Business Day following the date of transmission (as indicated by confirmation of transmission recorded by the sender’s fax machine).

19.2                           For the purpose of notices, the addresses, facsimile numbers and e-mail addresses of the Parties are as follows:

Hunan Valin Steel Tube & Wire Co., Ltd.:
Hua Ling Tower, No. 111 Fu Rong Road (M)
Changsha Municipality, Hunan Province
People’s Republic of China
Attention: Head of Securities Department
Facsimile No.: (86) 731-2245196; (86) 731-4447112

Hengyang Valin Steel Tube Co. Ltd.:
No. 10 Dali New Village, Zhengxiang District
Hengyang, Hunan Province
People’s Republic of China
Attention: Head of Office
Facsimile No:  (86)734-8870188

Hengyang Valin MPM Steel Tube Co. Ltd.:
No. 10 Dali New Village, Zhengxiang District,
Hengyang, Hunan Province
People’s Republic of China
Attention: Head of Office
Facsimile No:  (86)734-8870188

Star China Ltd.:
c/o Lone Star Technologies, Inc.
15660 N. Dallas Pkwy., Ste. 500,
Dallas, TX 75248
United States of America
Attention: General Counsel
Facsimile No:  (+1) 972-770-6474

with a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
United States of America
Attention:  Mary R. Korby
Fax: (+1) 214-746-7777

20.                                 MISCELLANEOUS

20.1                           This Agreement and the JV Contract constitute the entire agreement among all Parties with respect to the subject matters set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same.  All documents, agreements, understandings and correspondence between the Parties prior to the execution of this Agreement shall, with the exception of the JV Contract and any non-disclosure/confidentiality undertakings, become null and void automatically when this Agreement is signed by the parties hereto.

20.2                           No amendment to this Agreement shall be valid unless it is agreed in writing and signed by each of the Parties and approved by the Examination and Approval Authority.

20.3                           Neither Party shall assign, transfer or charge its rights under this Agreement without the prior written consent of the other Parties.

20.4                           If any provision of this Agreement is held to be invalid, such provision shall be given no effect but without invalidating any of the remaining provisions of this Agreement.  The Parties shall then use their best endeavours to substitute a valid and enforceable provision the effect of which is as close as possible to the intended effect of the original provision.

20.5                           No failure or delay by a Party in exercising any right provided by Law or pursuant to this Agreement shall be construed as a waiver of such right or preclude its exercise at any subsequent time, and no single or partial exercise of any such right shall preclude any other or further exercise of it or the exercise of any other right.

20.6                           Appendices shall be part of this Agreement.  Whenever this Agreement is mentioned it includes its appendices and any amendment and supplement to this Agreement and its appendices from time to time.

20.7                           This Agreement shall be written and executed in both English and Chinese.  Both versions shall have the effect of equal validity.  Both versions shall be executed in ten (10) originals and each Party shall keep one original.

IN WITNESS WHEREOF, this Agreement has been signed by the authorized representatives of the Parties on the date first above written.

Hunan Valin Steel Tube & Wire Co., Ltd.

By:	/s/ Cao HuiQuan

Name: Cao HuiQuan

Title: Director/General Manager

Hengyang Valin Steel Tube Co., Ltd.

By:	/s/ Zhao JianHui

Name: Zhao JianHui

Title: Chairman/General Manager

Star China Ltd.

By:	/s/ Rhys J. Best

Name:	Rhys J. Best

Title:	Chief Executive Officer

Hengyang Valin MPM Steel Tube Co., Ltd.

By:	/s/ Zhao JianHui

Name: Zhao JianHui

Title: Chairman/General Manager

[Capital Increase Agreement Signature Page]

Appendix 13

1.                                   A Big 4 accounting firm selected by Star China and Valin MPM (the “Accountant”) will prepare an audited balance sheet as of December 31, 2005 (the “2005 Year-End Balance Sheet”).

2.                                   The Accountant will prepare an audited balance sheet as of the Funding Date (the “Funding Date Balance Sheet”).

3.                                   If the Working Capital (defined as current assets minus current liabilities) as of the Funding Date Balance Sheet (as adjusted below) is lower than the Working Capital in the 2005 Year-End Balance Sheet, there will be no dividend payable by Valin MPM to its shareholders out of the incremental to shareholders’ equity between the period from January 1, 2006 and the Funding Date. If the Working Capital as of the Funding Date Balance Sheet (as adjusted below) is higher than the Working Capital in the 2005 year-End Balance Sheet, Valin MPM’s shareholders will be entitled to a dividend(2) for the period between the period between January 1, 2006 and the Funding Date. The Working Capital as of the Funding Date will be the Working Capital indicated in the Funding Date Balance Sheet, adjusted as follows: (1) the capital expense (i.e., fixed asset investment) between the period January 1, 2006 and the Funding Date will be an addition, (2) the increase of long-term liability for the period between January 1, 2006 and the Funding Date will be a deduction and (3) the decrease of long-term liability for the period between January 1, 2006 and the Funding Date will be an addition. Valin MPM shall covenant that the amount of “due to related-parties” shall not be decreased during the period between January 1, 2006 and the Funding Date.

(2)                              The dividend payable to Valin MPM’s shareholders for the period between January 1, 2006 and the Funding Date will be the net income for such period, deducted by (1) prior year’s losses, (2) income tax payable for such period and (3) legal reserve or other reserve set aside in accordance with PRC Company Law.  The amount of (3) will be recorded as “payable to shareholders” and will be included in the future dividend payment payable to Valin MPM’s shareholders.

4.                                   The dividend for the period between the Funding Date and December 31, 2006 will be paid to the MPM’s shareholders based on their respective shareholding percentage.

5.                                   The auditing expenses for the auditing of 2005 Year-End Balance Sheet will be borne by Star China, and the auditing expenses for the auditing of Funding Date Balance Sheet and 2006 Year-End Balance Sheet will be borne by Valin MPM.